Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Announces First Quarter Revenues and Earnings
•	Revenues rose 16% to $453 million

•	First quarter income from continuing operations was $49 million, or $0.28 cents per diluted share

•	Company opened 39 new stores and relocated/expanded 14 existing stores during quarter

•	May comparable store sales currently trending down in the mid single digit range, with Chico’s trending down in the mid single digit range and WH|BM trending up in the low single digit range
     Fort Myers, FL - May 30, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2007 first quarter ended May 5, 2007.
     Net sales for the first quarter ended May 5, 2007 increased 16.0% to $453 million from $391 million for the fiscal 2006 first quarter ended April 29, 2006. Income from continuing operations for the fiscal 2007 first quarter was $49 million, or $0.28 a diluted share, compared to income from continuing operations of $53 million, or $0.29 a diluted share in the prior year’s first quarter. As previously reported, comparable store sales for the Company-owned stores decreased 1.6% for the thirteen-week period ended May 5, 2007 compared to the thirteen-week period last year ending May 6, 2006 (the Chico’s brand same store sales decreased by approximately 1% and the WH|BM brand’s same store sales decreased by approximately 2%).
     Gross profit for the fiscal 2007 first quarter increased 16.0% to $280 million from $241 million in the prior year’s first quarter. Gross profit as a percentage of sales for the current quarter was 61.7%, unchanged from the prior year’s quarter. WH|BM front-line stores’ merchandise margins in the current quarter increased by approximately 180 basis points over such margins in the prior year’s first quarter, resulting in their highest ever first quarter level. The margin increase at WH|BM was attributable primarily to improved initial markups and a slightly lower markdown rate. At the same time, the Chico’s front-line stores’ merchandise margins for the current quarter came in slightly ahead of last year’s record first quarter merchandise margins. These record merchandise margins were offset by the mix effect resulting from the WH|BM and Soma sales continuing to become a larger portion of the Company’s overall net sales (both WH|BM and Soma operate with lower gross margins than the gross margins experienced by the Chico’s brand), and to a lesser extent, by the Company’s continued investment in its product development and merchandising functions for each of its three brands.

     Selling, general and administrative expenses (“SG&A”) for the fiscal 2007 first quarter increased 27.6% to $205 million from $161 million in the prior year’s first quarter. As a percentage of sales, SG&A in the current quarter increased by approximately 410 basis points compared to the prior period due to increased store operating expenses offset somewhat by reductions in marketing and shared services costs as a percentage of sales. Store operating expenses as a percentage of sales in the first quarter increased by approximately 550 basis points compared to the prior period primarily due to increased occupancy and personnel costs attributable mainly to the larger size Chico’s and WH|BM stores that the Company has been opening, the Company’s continuing increased investment in store payroll to improve service levels and the mix effect of the WH|BM and Soma stores becoming a larger portion of the Company’s store base (both WH|BM and Soma brands operate with higher store operating costs as a percentage of sales than the store operating costs as a percentage of sales experienced by the Chico’s brand). To a lesser degree, store operating expenses as a percentage of sales also increased as a result of additional store level promotions and outreach events across all brands as well as from the deleverage associated with the Company’s negative same store sales.
     Marketing costs as a percentage of sales for the fiscal 2007 first quarter decreased by approximately 80 basis points as the Company reallocated a portion of its marketing budget to the later fiscal 2007 quarters and shared services expenses (including headquarters and other non-brand specific expenses) for the fiscal 2007 first quarter decreased by 60 basis points mainly due to a reduction in accrued incentive compensation for the fiscal 2007 first quarter when compared to the accrual in the prior year’s first quarter and the anniversarying of last year’s one-time write off of costs associated with the Company’s decision not to move forward with its new headquarters campus.
     Scott A. Edmonds, President and CEO, commented, “Our first quarter income from continuing operations of $49 million or $0.28 per share is in line with our expectations, considering the softness in sales during the quarter, particularly in April.”
     Mr. Edmonds continued, “We are pleased to see first quarter merchandise margins at record levels for Chico’s and White House | Black Market as we continue to focus on providing our customers with a more compelling product offering. As we expected, we have seen improvement in the White House | Black Market product offerings and the resulting sales. Chico’s May sales trends continue to show softness; however, we are pleased with our gross margins. As previously stated, we expect to see steady improvement in the Chico’s same store sales performance as we move closer to the Fall selling period.”
     Mr. Edmonds further said, “The additional resources allocated to our direct-to-consumer area resulted in a 35% increase in sales during the first quarter. This increase is a positive indication of the strong demand for our product via the catalog and Internet.”
     Some of the other highlights with respect to the first quarter results include the following:
•	The Chico’s/Soma brand sales, excluding catalog and Internet, increased by 12.3% from $297 million in last year’s first quarter to $333 million in this year’s first quarter, while WH|BM brand sales increased by 30.3% from $79 million to $103 million quarter over quarter. The average transaction for the Chico’s front-line stores for the fiscal 2007 first quarter was flat as compared to last year’s first quarter, while the WH|BM average transaction increased by 8.1% in this year’s first quarter versus last year’s first quarter. The average unit retail for the Chico’s front-line stores for the fiscal 2007 first quarter declined by 7.2% as compared to last

year’s first quarter, while the WH|BM average unit retail increased by 5.4% quarter over quarter.

•	Net sales by catalog and Internet increased by 35.3% from $12.2 million in last year’s first quarter to $16.5 million in this year’s first quarter. The Company believes this increase is attributable to the implementation of the Company’s planned improvements in its website and call center infrastructure and its approach to merchandising on the website. The Company intends to continue making improvements to such infrastructure and merchandising approach in an effort to further promote sales through these channels.

•	On March 6, 2007, the Company announced the planned closure of the Fitigues brand operations (“Fitigues”). Accordingly, for all periods presented, the operating results for Fitigues are shown as discontinued operations in the Company’s consolidated statements of income. The loss on discontinued operations, net of tax, which included certain one-time costs related to employee severance and lease termination costs, reduced the current quarter’s earnings by approximately $.01 per diluted share. The Company does not expect additional material costs from such discontinued operations in future quarters.

•	The Company estimates the investment in its Soma brand reduced the current quarter’s earnings by approximately $.02 per diluted share. The Company is now expecting that the investment in the continued growth and development of the Soma brand will reduce fiscal year 2007 earnings by approximately $.07 to $.10 per diluted share.

•	During the fiscal 2007 first quarter, the Company opened 39 new stores and closed 5 stores, in addition to the closure of certain Fitigues stores. Also, during this first quarter, the Company expanded or relocated 14 stores. The Company expects to open between 16 and 20 additional stores during the second quarter and to expand or relocate between 14 and 16 stores during the second quarter.

•	Overall inventories increased approximately 28% since the beginning of the year, versus a sales increase of 16%. The growth in inventories was in large part a planned growth designed to address an unusually low level of inventories at year-end ($57 per selling square foot). In comparison, the Company’s inventory per selling square foot as of the end of the fiscal 2007 first quarter was $68, actually reflecting a decrease from the Company’s inventory per selling square foot of $75 as of the end of the fiscal 2006 first quarter.

•	During the fiscal 2007 first quarter, the Company consummated the purchase of 12 franchise stores together with the reacquisition of the territorial franchise rights to the state of Minnesota as well as the purchase of an additional franchise store in Florida. The preliminary allocation of the purchase price for each of these transactions resulted in an increase of approximately $34.2 million in goodwill and $4.9 million in other intangible assets.
          The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 949 women’s specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, and Soma Intimates names. The Company has 569 Chico’s front-line stores, 34 Chico’s outlet stores, 268 White House | Black Market front-line stores, 17 White House | Black Market outlet stores, 60 Soma Intimates front-line stores and 1 Soma Intimates outlet store.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	May 5,	February 3,
	2007	2007
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$23,334	$37,203
Marketable securities, at market	250,560	238,336
Receivables	10,613	14,246
Inventories	141,473	110,840
Prepaid expenses	16,900	15,774
Land held for sale	38,130	38,120
Deferred taxes	19,084	17,337

Total Current Assets	500,094	471,856

Property and Equipment:
Land and land improvements	14,688	14,640
Building and building improvements	57,635	56,782
Equipment, furniture and fixtures	289,078	268,122
Leasehold improvements	327,886	301,670

Total Property and Equipment	689,287	641,214
Less accumulated depreciation and amortization	(201,161)	(184,474)

Property and Equipment, Net	488,126	456,740

Other Assets:
Goodwill	96,774	62,596
Other intangible assets	38,948	34,040
Deferred taxes	13,173	11,837
Other assets, net	21,413	21,065

Total Other Assets	170,308	129,538

	$1,158,528	$1,058,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$73,561	$55,696
Accrued liabilities	112,583	87,367
Current portion of deferred liabilities	1,179	1,169

Total Current Liabilities	187,323	144,232

Noncurrent Liabilities:
Deferred liabilities	113,611	109,971

Total Noncurrent Liabilities	113,611	109,971

Stockholders’ Equity:
Common stock	1,757	1,757
Additional paid-in capital	236,432	229,934
Retained earnings	619,398	572,240
Accumulated other comprehensive income	7	–

Total Stockholders’ Equity	857,594	803,931

	$1,158,528	$1,058,134

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 5, 2007		April 29, 2006
		% of		% of
	Amount	Sales	Amount	Sales
Net sales by Chico’s/Soma stores	$333,052	73.5	$296,560	75.9
Net sales by White House | Black Market stores	103,467	22.9	79,419	20.3
Net sales by catalog & Internet	16,454	3.6	12,161	3.1
Other net sales	115	0.0	2,523	0.7

Net sales	453,088	100.0	390,663	100.0

Cost of goods sold	173,323	38.3	149,557	38.3

Gross profit	279,765	61.7	241,106	61.7

Selling, general and administrative expenses:
Store operating expenses	154,693	34.1	111,688	28.6
Marketing	18,119	4.0	18,864	4.8
Shared services	32,291	7.1	30,148	7.7

Total selling, general and administrative expenses	205,103	45.2	160,700	41.1

Income from operations	74,662	16.5	80,406	20.6

Interest income, net	2,245	0.5	3,130	0.8

Income before taxes	76,907	17.0	83,536	21.4

Income tax provision	27,764	6.2	30,575	7.8

Income from continuing operations	49,143	10.8	52,961	13.6

Loss on discontinued operations, net of tax	1,985	0.4	496	0.2

Net income	$47,158	10.4	$52,465	13.4

Per share data:
Income from continuing operations per common share–basic	$0.28		$0.29
Loss on discontinued operations per common share–basic	(0.01)		(0.00)

Net income per common and common equivalent share–basic	$0.27		$0.29

Income from continuing operations per common share–diluted	$0.28		$0.29
Loss on discontinued operations per common share–diluted	(0.01)		(0.00)

Net income per common and common equivalent share–diluted	$0.27		$0.29

Weighted average common shares outstanding–basic	175,421		181,490

Weighted average common and common equivalent shares outstanding–diluted	176,595		183,063

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(In thousands)

	Thirteen Weeks Ended
	May 5,	April 29,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$47,158	$52,465

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	2,530	1,653
Depreciation and amortization, other	19,772	13,534
Deferred tax benefit	(3,451)	(6,804)
Stock-based compensation expense, cost of goods sold	1,422	1,538
Stock-based compensation expense, general, administrative and store operating expenses	3,604	3,766
Deficiency (excess) tax benefit of stock-based compensation	88	(2,629)
Deferred rent expense, net	1,644	749
Loss on disposal of property and equipment	–	242
Decrease (increase) in assets —
Receivables, net	1,861	6,128
Inventories	(29,600)	(19,413)
Prepaid expenses and other	(1,462)	(2,383)
Increase in liabilities —
Accounts payable	17,865	17,346
Accrued and other deferred liabilities	27,014	23,408

Total adjustments	41,287	37,135

Net cash provided by operating activities	88,445	89,600

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchases) sales of marketable securities	(12,216)	21,170
Purchase of Fitigues assets	–	(7,527)
Purchase of Minnesota franchise rights and stores	(32,896)	–
Acquisition of other franchise stores	(6,361)	(761)
Purchases of property and equipment	(52,267)	(53,590)

Net cash used in investing activities	(103,740)	(40,708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,612	4,152
(Deficiency) excess tax benefit of stock-based compensation	(88)	2,629
Repurchase of common stock	(98)	(31,721)

Net cash provided by (used in) financing activities	1,426	(24,940)

Net (decrease) increase in cash and cash equivalents	(13,869)	23,952
CASH AND CASH EQUIVALENTS, Beginning of period	37,203	3,035

CASH AND CASH EQUIVALENTS, End of period	23,334	$26,987